Exhibit 4.1

EXECUTION VERSION

LSB INDUSTRIES, INC.,

THE GUARANTORS PARTY HERETO

and

UMB BANK, n.a., as Trustee and Notes Collateral Agent

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 7, 2016 to

INDENTURE

Dated as of August 7, 2013

among

LSB INDUSTRIES, INC.,

THE GUARANTORS PARTY THERETO

and

UMB BANK, n.a., as Trustee and Notes Collateral Agent

7.75% Senior Secured Notes Due 2019

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 7, 2016, among LSB Industries, Inc., a Delaware corporation (the “Company”), the Guarantors party hereto and UMB Bank, n.a., a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Notes Collateral Agent”). Capitalized terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Indenture (as defined below).

WITNESSETH:

WHEREAS, the Company executed and delivered to the Trustee an Indenture dated as of August 7, 2013 among the Company, the Guarantors party thereto, the Trustee and the Notes Collateral Agent (the “Indenture”), pursuant to which the Company’s 7.75% Senior Secured Notes Due 2019 (the “Securities”) were issued;

WHEREAS, in order to permit the Company to make certain Restricted Payments not currently permitted by the terms of the Indenture, the Company has solicited (the “Consent Solicitation”) the Holders, upon the terms and subject to the conditions set forth in the Notice of Consent Solicitation dated August 23, 2016 (the “Notice”) and the accompanying Consent Form (the “Consent Form” and, together with the Notice and any other documents related to the Consent Solicitation, the “Consent Documents”), to direct the Trustee and Notes Collateral Agent to execute and deliver certain amendments to the Indenture as set forth in Article I hereof (the “Amendments”);

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain exceptions inapplicable hereto, the Company, the Guarantors, the Trustee and the Notes Collateral Agent may amend the Indenture and the Securities with the consent of the Holders of at least a majority in principal amount of the Securities then outstanding (the “Requisite Consents”);

WHEREAS, in connection with the Consent Solicitation, Holders that have validly delivered and have not validly withdrawn a consent to the Amendment on a timely basis (the “Consenting Holders”) are entitled to receive a consent fee (the “Consent Fee”) with respect to the Securities in respect of which they have validly consented, payable only if all conditions thereto set forth in the Consent Documents are satisfied or waived by the Company (the “Consent Fee”);

WHEREAS, the Consenting Holders constitute the Holders of at least a majority in aggregate principal amount of the Securities now outstanding and are willing to direct the Trustee and the Notes Collateral Agent to execute and deliver this Supplemental Indenture;

WHEREAS, consistent with the practice of The Depository Trust Company (“DTC”), DTC has authorized direct participants in DTC set forth in the position listing of DTC as of the date hereof to approve this Supplemental Indenture as if they were Holders of the Securities held of record in the name of DTC or the name of its nominee;

WHEREAS, each of the Trustee and the Notes Collateral Agent is hereby directed by the Consenting Holders to execute and deliver this Supplemental Indenture in its capacity as such;

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the Company and the Guarantors and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and

NOW, THEREFORE, in consideration of the above premises, and for the purpose of memorializing the Amendment consented to by the Holders, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Securities, as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1 Amendments to Payment of Securities.

Section 4.01 of the Indenture is hereby amended by amending and restating such Section 4.01 in its entirety as follows:

The Company shall promptly pay the principal of and interest (with respect to all Securities outstanding after the consummation of the 2016 Notes Redemption, with retroactive effect to August 1, 2016, at a rate equal to 8.50% per annum, it being agreed that from and after such date, each and every reference in this Indenture and any Securities to the stated interest rate applicable to the Securities shall be automatically deemed amended to refer to a stated interest rate of 8.50% per annum to the extent necessary to give effect to the foregoing) on the Securities on the dates and in the manner provided in the Securities and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with the Indenture money sufficient to pay all principal and interest then due.

The Company shall pay interest on overdue principal at the rate specified therefor in the Securities, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 1.2 Amendments to Limitation on Additional Indebtedness.

Section 4.03(b)(14) of the Indenture is hereby amended by amending and restating such Section 4.03(b)(14) as follows:

(14) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any time outstanding (which amount may, but need not be, incurred in whole or in part under the Credit Agreement); provided, that after the 2016 12.0% Notes Redemption, the aggregate principal amount of Other Pari Passu Lien Obligations that may be outstanding at any time pursuant to this clause (14) shall not exceed $25,000,000 (and any other Indebtedness outstanding under this clause (14) shall be unsecured or secured on a junior basis);

Section 1.3 Amendments to Limitation on Restricted Payments.

Section 4.04(b) of the Indenture is hereby amended by (i) deleting the “.” at the end of clause (13) thereof and inserting “; or” in lieu thereof and (ii) inserting a new clause (14) immediately following such clause (13) as follows:

(14) so long as no Default or Event of Default shall have occurred and be continuing (or would otherwise result therefrom), Restricted Payments made by the Company to redeem, purchase or otherwise acquire shares of the Series E Redeemable Preferred Stock with the Net Cash Proceeds of the Climate Control Sale in an aggregate amount not to exceed $45,000,000; provided, that no Restricted Payments shall be permitted to be made pursuant to this clause (14) unless and until the Company shall have delivered an irrevocable notice of redemption to (A) the applicable Holders in accordance with Section 3.03 necessary to effect the 2016 Notes Redemption and (B) the holder of the Company’s 12.0% Senior Secured Notes due 2019 in accordance with Section 2.04 of the Note Purchase Agreement necessary to effect the 2016 12.0% Notes Redemption.

Section 1.4 Amendments to Limitations on Asset Sales.

Section 4.06(I)(b) of the Indenture is hereby amended by amending and restating the first paragraph of such Section 4.06(I)(b) as follows:

(b) Upon consummation of an Asset Sale covered by this Section 4.06(I) other than the Climate Control Sale (the Net Cash Proceeds of which shall be applied in accordance with Section 4.18 and, to the extent of any excess, as determined by the Company in its sole discretion), the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

Section 4.06(II)(b) of the Indenture is hereby amended by amending and restating the first paragraph of such Section 4.06(I)(b) as follows:

(b) Upon consummation of an Asset Sale covered by this Section 4.06(II) other than the Climate Control Sale (the Net Cash Proceeds of which shall be applied in accordance with Section 4.18 and, to the extent of any excess, as determined by the Company in its sole discretion), the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

Section 1.5 New Covenant with respect to Climate Control Sale Net Cash Proceeds.

Article 4 of the Indenture is hereby amended by inserting a new Section 4.18 at the end thereof as follows:

SECTION 4.18. Climate Control Sale Net Cash Proceeds. The Company shall, or shall cause such applicable Restricted Subsidiary to, as promptly as practicable following the effectiveness of the First Supplemental Indenture, and substantially concurrently with each other, consummate the 2016 12.0% Notes Redemption and 2016 Notes Redemption.

Section 1.6 Amendments to Release of Collateral.

Section 11.03(a) of the Indenture is hereby amended by (i) deleting the “.” at the end of clause (6) thereof and inserting “; or” in lieu thereof and (ii) inserting a new clause (7) immediately following such clause (6) as follows:

(7) in the case of any Net Cash Proceeds held in a Collateral Account, to (i) release such Net Cash Proceeds to the extent not subject to the repurchase offer provisions of Section 4.06, (ii) enable the application thereof as permitted by Section 4.06 (including, without limitation, Section 4.06(III)) or (iii) release such Net Cash Proceeds to the extent the aggregate amount of such Net Cash Proceeds remaining in such Collateral Account does not exceed $10,000,000.

Section 1.7 Amendments to Definitions.

Section 1.01 of the Indenture is hereby amended by amending and restating the first clause (1) of the definition of “Consolidated Fixed Charge Coverage Ratio” as follows:

(1) the incurrence or repayment of any Indebtedness or the repurchase, redemption or retirement of any Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or repurchase, redemption or retirement of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, repurchase, redemption or retirement, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

Section 1.01 of the Indenture is hereby amended by amending and restating clause (19) of the definition of “Permitted Liens” as follows:

other Liens securing Obligations which do not exceed $50,000,000 at any one time outstanding; provided, that after the 2016 12.0% Notes Redemption, the aggregate principal amount of Other Pari Passu Lien Obligations that may be secured by Liens pursuant to this clause (19) shall not exceed $25,000,000 at any one time outstanding (and any other Obligations secured pursuant to this clause (19) shall be secured by Liens ranking junior to the Liens on the Collateral);

Section 1.01 of the Indenture is hereby amended by adding the following definitions in appropriate alphabetical order:

“2016 12.0% Notes Redemption” means the redemption of $50,000,000 in aggregate principal amount of the Company’s 12.0% Senior Secured Notes due 2019 at a redemption price of 106% with Net Cash Proceeds of the Climate Control Sale, together with the payment of related fees and expenses in connection therewith.

“2016 Notes Redemption” means the redemption of $50,000,000 in aggregate principal amount of the Notes at the applicable redemption price provided hereunder with Net Cash Proceeds of the Climate Control Sale, together with the payment of related fees and expenses in connection therewith.

“Climate Control Sale” means the Asset Sale arising from the sale of the Company’s climate control business, as disclosed in the Current Report on Form 8-K of the Company filed on July 8, 2016.

“First Supplemental Indenture” means the First Supplemental Indenture, dated on or about September 7, 2016, by and among the Company, the Guarantors party thereto, the Trustee and the Notes Collateral Agent.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of November 9, 2015 (as amended, modified or supplemented by that certain letter agreement, dated as of August 8, 2016), by and among the Company, the subsidiaries of the Company party thereto, and LSB Funding LLC, as note purchaser.

“Series E Redeemable Preferred Stock” means the Company’s Series E cumulative redeemable Class C preferred stock, no par value, 210,000 shares issued and outstanding as of August 23, 2016.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Effect of Supplemental Indenture.

From and after the Amendment Operative Time (as defined below), the Indenture shall be amended and supplemented in accordance herewith. Each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture unless the context otherwise requires. The Indenture as amended and supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument, and every Holder of the Securities heretofore or hereafter authenticated and delivered under the Indenture as supplemented by this Supplemental Indenture shall be bound thereby.

Section 2.2 Effectiveness.

This Supplemental Indenture shall become effective and binding on the Company, the Guarantors, the Trustee, the Notes Collateral Agent and every Holder of the Securities heretofore or hereafter authenticated and delivered under the Indenture, upon the execution and delivery by the parties to this Supplemental Indenture; provided, however, that the Amendment shall become operative only upon the payment of the Consent Fee to the Consenting Holders in accordance with the terms and conditions of the Consent Solicitation (the “Amendment Operative Time”).

Section 2.3 Indenture Remains in Full Force and Effect.

Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.4 Confirmation of Indenture.

The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.

Section 2.5 Conflict with Trust Indenture Act.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof or of the Indenture which is required to be included in this Supplemental Indenture or the Indenture by any of the provisions of the Trust Indenture Act of 1939, such required provision shall control.

Section 2.6 Severability.

In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7 Successors and Assigns.

All agreements in this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company, the Guarantors, the Trustee and the Notes Collateral Agent.

Section 2.8 Certain Duties and Responsibilities of the Trustee and Notes Collateral Agent.

In entering into this Supplemental Indenture, the Trustee and the Notes Collateral Agent shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee and the Notes Collateral Agent, whether or not elsewhere herein so provided.

Section 2.9 Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHER CONFLICTS OF LAW PROVISIONS.

Section 2.10 Counterparts.

This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COMPANY:
LSB INDUSTRIES, INC.

By:	/s/ Mark Behrman
	Name:	Mark Behrman
	Title:	Executive Vice President – Finance and Chief Financial Officer

GUARANTORS:
CHEMEX I CORP.
CHEMICAL PROPERTIES L.L.C.
CHEMICAL TRANSPORT L.L.C.
CHEROKEE NITROGEN L.L.C.
CHEROKEE NITROGEN HOLDINGS INC.

CONSOLIDATED INDUSTRIES L.L.C.
EDC AG PRODUCTS COMPANY L.L.C.
EL DORADO ACID, L.L.C.
EL DORADO ACID II, L.L.C.
EL DORADO AMMONIA L.L.C.
EL DORADO CHEMICAL COMPANY
EL DORADO NITRIC L.L.C.
LSB CAPITAL L.L.C.
LSB CHEMICAL L.L.C.

PRYOR CHEMICAL COMPANY
SUMMIT MAC.H1NE TOOL MANUFACTURING L.L.C.
TRISON CONSTRUCTION, INC.
ZENA ENERGY L.L.C.

By:	/s/ Mark Behrman
	Name:	Mark Behrman
	Title:	Executive Vice President

EL DORADO NITROGEN, L.P.
By: El Dorado Acid, L.L.C., as general partner

By:	/s/ Mark Behrman
	Name:	Mark Behrman
	Title:	Executive Vice President

TRUSTEE AND NOTES COLLATERAL AGENT:
UMB BANK, N.A.

By:	/s/ Janet Lambert
	Name:	Janet Lambert
	Title:	Vice President